EX.10.5

Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement’’) dated and effective as of March 17, 2015, is by and between State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at One Lincoln Street, Boston, Massachusetts (the “Transfer Agent”), and Goldman Sachs BDC, Inc., a Delaware corporation with its principal place of business at 200 West Street, New York, New York (the “Company”).

WHEREAS, the Company desires to retain the Transfer Agent to furnish certain transfer agency services and dividend disbursing functions and to act in connection with certain other activities as agent to the Company, and the Transfer Agent is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Company’s authorized and issued Shares, dividend disbursing agent, and agent in connection with certain other services provided to stockholders of the Company (“Shareholders”) and set out in the applicable offering memorandum, private placement memorandum or prospectus (collectively, the “Offering Materials”), including without limitation any periodic investment plan or periodic withdrawal program. As used herein, the term “Shares” means the authorized and issued shares of common stock, par value $0.001, or shares of preferred stock par value $0.001, as the case may be, for the Company.

1.2

Shareholder and Record Keeping Services. In accordance with procedures established from time to time by agreement between the Company and the Transfer Agent, the Transfer Agent will perform the following services:

(i)

receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the duly authorized custodian of the Company as identified by the Company (the “Custodian”);

(ii)	pursuant to such purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)	receive for acceptance repurchase requests under the Company’s share repurchase program, if any, and deliver the appropriate documentation thereof to the Custodian;

(iv)

with respect to the transactions in items (i), (ii) and (iii) above, the Transfer Agent shall process transactions received directly from broker- dealers or other intermediaries authorized per procedures established by mutual agreement of the Company and the Transfer Agent;

(v)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchases, pay over or cause to be paid over in the appropriate manner such monies net of required tax withholding as instructed by the repurchasing Shareholders;

(vi)

process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Company;

(vii)	effect transfers of Shares owned by the registered owners thereof upon receipt of proper instruction;

(viii)	prepare and transmit payments on payment date for any dividends or distributions declared by the Company;

(ix)

record the issuance of Shares of the Company and maintain pursuant to the U.S. Securities and Exchange Commission (“SEC”) Rule 17Ad-10(e) a record of the total number of Shares of the Company which are authorized (based upon data provided to it by the Company), and issued and outstanding; and provide the Company on a regular basis with the total number of Shares of the Company which are issued and outstanding but State Street shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

1.3

Other Services and Responsibilities. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain other customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, maintaining on behalf of the Company such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing appropriate tax forms required with respect to distributions by federal authorities for all Shareholders, preparing and delivering to Shareholders trade confirmation forms and statements of account for all purchases, transfers and repurchases and other confirmable transactions in Shareholder accounts and preparing and delivering activity statements for Shareholders. In the event that the Transfer Agent furnishes tax payee statements to the Company and the Company transmits such tax payee statements to Shareholders or other third parties, the Company, and not the Transfer Agent, shall be responsible for satisfying the payee consent and other electronic delivery requirements of U.S. Treasury Regulation Section 31.6051 and the applicable revenue procedures in Internal Revenue Service Publication 1179, each as amended or revised. Upon the Company’s reasonable request, confirms, statements and tax forms may be mailed by the Transfer Agent directly to Shareholders per procedures established by mutual agreement of Transfer Agent and the Company.

(ii)	State Transaction (“Blue Sky”) Reporting. The Company shall be solely responsible for the Company’s “blue sky” compliance and state registration requirements, if any.

(iii)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and repurchase of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to the Company’s banks for the settlement of transactions between the Company and DTCC or NSCC (acting on behalf of its members and bank participants).

(iv)

Performance of Certain Services by the Company or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Company and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services, and the Company or its agent may perform these services on the Company’s behalf.

(v)

Sarbanes-Oxley Act Sub-Certificates. The Transfer Agent shall provide sub-certificates to the Company in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Transfer Agent.

(vi)

Reports. The Transfer Agent shall provide periodic reports and reasonable documentation to the Chief Compliance Officer of the Company in connection with Rule 38a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the services provided by the Transfer Agent.

(vii)	Other Services. The Transfer Agent shall locate “lost shareholders” and assist the Company with its obligations to escheat the Company’s Shareholder accounts as required under applicable state law.

1.4

Authorized Persons. The Company hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Company and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Company, agrees and covenants for itself and each such authorized person that any order, repurchase request or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Company’s Offering Materials, and the Company or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Company’s offering and sale of Shares at any time, and for all subsequent transfers of such Shares, the Company or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee as required by the Company’s customer identification program; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Company shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records to the extent that providing the due diligence records is not prohibited by law.

1.6

Tax Law. Other than the services specifically listed in Section 1.3(i) above, the Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on the Company, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule agreed upon by the Company and the Transfer Agent. Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Company and the Transfer Agent.

2.2

Out of Pocket Expenses. Unless otherwise provided in the fee schedule, in addition to the fees paid under Section 2.1 above, the Company agrees to reimburse the Transfer Agent for reasonable out of pocket expenses specifically incurred and directly related to the services provided hereunder, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company will be reimbursed by the Company,

2.3

Invoices. The Company agrees to pay all fees and reimbursable out of pocket expenses due hereunder timely following the receipt of the respective invoice. If applicable, postage for mailing of dividends or distributions, and other mailings to all Shareholder accounts shall be paid by the Transfer Agent and be reimbursed by the Company timely following the receipt of the relevant invoice.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Company that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly qualified to carry on its business m the Commonwealth of Massachusetts.

3.3

It is duly registered as a transfer agent pursuant to Section 17(A)(c)(2) of the Securities Exchange Act of 1934, as amended (“Section 17(A)(c)(2)”), and it will remain so registered for the duration of this Agreement, and it will promptly notify the Company in the event of the termination of its status as a registered transfer agent.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.7

It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

3.8	No legal or administrative proceedings have been instituted or threatened which would materially impair its ability to perform its duties and obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Transfer Agent that:

4.1	It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite corporate proceedings have been taken to authorize the Company to enter into, perform and receive services pursuant to this Agreement.

4.4	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement.

4.5

The Company is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, it intends to elect to be treated for federal income tax purposes, and it intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended.

4.6

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the Company has been, or at the time the Shares are first offered to the public will be, declared effective by the SEC and shall remain effective during the term of this Agreement. As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its Shares have been made, or the Company is otherwise relying on an exemption from such filings. As of the close of business on the date of this Agreement, the Company is authorized to issue 201,000,000 Shares.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1

The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the

Company’s ability to access certain Company-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Shareholder information or the Confidential Information (as defined below) of the Company. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its officers and agents, to:

(i)

use such programs and databases solely from equipment at the location(s) agreed to between the Company and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Company’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	access only to those authorized transactions agreed upon by the Company and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement by the Transfer Agent, the Company or their respective agents; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash, Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In any event, except as otherwise agreed by the parties hereto in writing, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable under this Agreement during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2016 and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis.

7.	INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the Company shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the breach of any representation, warranty or covenant of the Company hereunder;

(iii)	the Company’s lack of good faith, negligence or willful misconduct;

(iv)

reasonable reliance upon or use by the Transfer Agent, or its agents or subcontractors of information, records, documents, data, or services which (a) are received or relied upon by the Transfer Agent or its agents or subcontractors and/or furnished to it or performed by or on behalf of the Company and (b) have been prepared, maintained and/or performed by the Company or any other person or firm on behalf of the Company;

(v)	The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Company;

(vi)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vii)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Company’s demand deposit accounts maintained by the Transfer Agent, provided that such actions are taken in good faith and without negligence or willful misconduct;

(viii)

all actions relating to the transmission of Company or Shareholder data through the NSCC clearing systems, if applicable, provided that such actions are taken in good faith and without negligence or willful misconduct; and

(ix)

any tax obligations of the Company, other than the services specifically listed in Section 1.3(i) above, under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may seek instructions from any officer of the Company, and may consult with reasonably selected outside legal counsel for the Company at the Company’s expense after giving advance notice to the Company, or with its own counsel at its own expense, with respect to any matter arising in connection with the services to be performed by the Transfer Agent or its agents or subcontractors set forth in Section 13 under this Agreement, and the Transfer Agent shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

7.3

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

7.4	In no event shall either party to this Agreement be liable to the other party for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.5

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Company of such assertion, and shall keep the Company advised with respect to all material developments concerning such claim. The Company shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify the Transfer Agent except with the Company’s prior written consent which shall not unreasonably be withheld.

8.	COVENANTS OF THE COMPANY AND THE TRANSFER AGENT

8.1	The Company shall promptly furnish to the Transfer Agent the following:

(i)	A Secretary’s certificate of the resolution(s) of the Company authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Company’s organizational documents and all amendments thereto.

(iii)	A copy of any private placement memorandum, registration statement and any other document related to the placement of the Company’s Shares.

8.2

The Transfer Agent hereby agrees, subject to any relevant laws or regulations applicable to the Transfer Agent, to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

8.3

In compliance with the requirements of Ru1e 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 10. The Transfer Agent further agrees that all records that it maintains for the Company pursuant to Ru1e 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

8.4	The Company acknowledges that the Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

9.	CONFIDENTIALITY AND PRIVACY

9.1

The Transfer Agent and the Company, agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations (the “Confidential Information”). All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, except as described herein. Neither party will use or disclose

Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

The undertakings and obligations contained in this Section 9.1 shall survive the termination or expiration of this Agreement for a period of three (3) years.

9.2

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations, including the Gramm-Leach-Bliley Act.

10.	EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall become effective as of its execution, shall continue in full force and effect until termination as hereinafter provided and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing. Upon termination of this Agreement pursuant to this paragraph the Company shall pay to the Transfer Agent such compensation as may be due as of the date of such termination and shall likewise reimburse the Transfer Agent for its costs, expenses and disbursements.

11.	[RESERVED]

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company. Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate duly registered as a transfer agent or (iv) any other affiliated or unaffiliated third party duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the Transfer Agent shall remain liable to the Company for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2

New York Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regards to the conflicts of law provisions thereof.

14.3

Business Continuity. The Transfer Agent will implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Transfer Agent in a manner and timeframe consistent with legal, regulatory and business requirements applicable to the Transfer Agent in its provision of services hereunder.

14.4

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s Shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. ·

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement in accordance with the terms of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.9

Merger of Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic,

photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. All notices and other communications as required or permitted hereunder shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other).

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

100 Huntington Avenue

Copley Place Tower 1, Floor 2

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

One Lincoln Street, 21st Floor

Boston, MA 02111

Attn: Senior Vice President and Senior Managing Counsel

Facsimile: (617) 662-2702

(b)	If to the Company, to:

Goldman Sachs BDC, Inc.

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

Attn: Legal Department

Facsimile: (212) 357-9429

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
	Name:	Gunjan Kedia
	Title:	Executive Vice President

GOLDMAN SACHS BDC, INC.

By:
	Name:	Jonathan Lamm
	Title:	Authorized Signatory